CONTACTS

Douglas J. Pauls	C. Edward Jordan, Jr.
Chief Financial Officer	Executive Vice President

(856) 751-9000

COMMERCE BANCORP REPORTS RESULTS

January 25, 2008 – Cherry Hill, New Jersey – Commerce Bancorp, Inc. (NYSE Symbol: CBH) reports net income of $33.4 million for the quarter ended December 31, 2007.  Commerce also reports increased assets, deposits and loans.

2007 FINANCIAL HIGHLIGHTS

	Year Ended
	12/31/07	12/31/06	% Change
	(dollars in millions, except per share data)
Total Assets:	$49,256	$45,272	9%
Core Deposits:	44,597	40,077	11%
Total (Net) Loans:	17,638	15,455	14%
Total Revenues:	$1,930.4	$1,865.7	3%
Net Income:	140.3	299.3	(53)%
Net Income Per Share:	$.71	$1.55	(54)%

Financial Summary

Balance Sheet

Deposits:

•	Year over year, core deposits increased $4.5 billion, up 11%, while total deposits increased $4.8 billion, or 12%.

•	Annualized core deposit growth per store was $9 million.

•	Comparable store core deposit growth was 11%.

•	Commercial core deposits grew 12% to $17.6 billion.

•	Metro New York core deposits increased to $25.6 billion, up 13%.

•
In the fourth quarter of 2007, primarily due to market conditions, including the interest rate environment, as well as a change in the Company’s operating strategy, the Company experienced a decrease in deposits.  Contributing to the overall decrease was a reduction of $1.5 billion of higher cost, less profitable accounts, including Commercial Cash Management, Public NOW, and Public Time.

Loans:

•	Net loans grew $2.2 billion, or 14%, to $17.6 billion.

Fourth Quarter Results

During the fourth quarter, the Company recorded a provision for credit losses of $55.0 million, compared to $26.0 million recorded in the third quarter of 2007 and $10.2 million in the fourth quarter of 2006.  The additional provision related primarily to: a large loan transferred to non-accrual during the third quarter, residential real estate and related real estate development exposures, and exposures in the leveraged loan portion of the Company’s commercial loan portfolio.

Included in the Company’s fourth quarter results are amounts related to the sale of the Company’s insurance brokerage business.  The Company recorded a pre-tax gain of approximately $22.0 million along with certain one time pre-tax expenditures related to the transaction of approximately $8.3 million.

Also included in the Company’s fourth quarter results are pre-tax losses of approximately $6.7 million related to the Company’s equity method investments.

These items, and their resulting impact on the Company’s effective tax rate, affected the Company’s fourth quarter results.  Net income totaled $33.4 million for the fourth quarter of 2007, compared to net income of $62.8 million for the fourth quarter of 2006.  On a diluted per share basis, net income for the fourth quarter of 2007 was $.17 compared to net income of $.32 for the fourth quarter of 2006.

Results for year ended December 31, 2007

Net income totaled $140.3 million for the year ended December 31, 2007, compared to net income of $299.3 million for 2006.  On a diluted per share basis, net income for the year ended December 31, 2007 was $.71 compared to net income of $1.55 for 2006.

The Company’s 2007 results were impacted by the above mentioned fourth quarter items along with the charge associated with the Company’s third quarter investment portfolio restructure, additional credit loss provisions recorded in the third quarter and losses recorded during 2007 related to the Company’s equity method investments.

Expansion

During 2007, the Company opened 42 new stores, including 22 in Metro New York, 3 in Metro Philadelphia, 5 in Metro Washington, D.C. and 12 in Southeastern Florida.

Lending

Loans increased 14% to $17.8 billion from the fourth quarter of 2006.  The growth was widespread throughout all loan categories.

Regional Loan Growth:

	12/31/07	12/31/06	$ Increase	% Increase	% of Total Growth
	(dollars in millions)
Metro New York	$9,142	$7,935	$1,207	15%	54%
Metro Philadelphia	7,696	7,009	687	10	31
Metro Washington	472	201	271	135	12
Southeast Florida	532	462	70	15	3

Total:	$17,842	$15,607	$2,235	14%	100%

Loan Composition:

	12/31/07	% of Total	12/31/06	% of Total	$ Increase	% Increase
	(dollars in millions)
Commercial	$5,117	29%	$4,236	27%	$881	21%
Owner-Occupied RE	3,245	18	2,846	18	399	14
Total Commercial	8,362	47	7,082	45	1,280	18
Consumer	6,380	36	5,619	36	761	14
Commercial Real Estate	3,100	17	2,906	19	194	7
Total Loans	$17,842	100%	$15,607	100%	$2,235	14%

The loan-to-deposit ratio was 39% at December 31, 2007.

Asset Quality

	Quarter Ended
	12/31/07	9/30/07	12/31/06

Non-Performing Assets/Assets	.22%	.20%	.12%
Net Loan Charge-Offs	.63%	.23%	.12%
Reserve for Credit Losses/Gross Loans	1.20%	1.09%	1.03%
Non-Performing Loan Coverage	204%	190%	317%
Non-Performing Assets/Capital
and Reserves	4%	3%	2%

    Non-performing assets and loans past due 90 days at December 31, 2007 totaled $110.3 million, or .22% of total assets, versus $101.9 million, or .20% of total assets, at September 30, 2007 and $53.8 million, or .12% of total assets, at December 31, 2006.

During the fourth quarter, the Company recorded a provision for credit losses of $55.0 million related primarily to a large loan transferred to non-accrual during the third quarter, residential real estate and related real estate development exposures, and exposures in the leveraged loan portfolio of the Company’s commercial loan portfolio.  As a result, the reserve for credit losses as a percentage of gross loans increased to 1.20% at December 31, 2007.

The increase in net loan charge-offs to $27.7 million, or .63% of average loans outstanding, in the fourth quarter included a $12.5 million charge against the Company’s largest non-accrual loan.  Additional charge-offs were concentrated in real estate development lending and community/middle market commercial loans, with the majority of charge-offs being less than $1.0 million.  The consumer portfolio, including residential mortgages, had no measurable change in historic loss levels.  Including fourth quarter activity, net loan charge-offs as a percentage of average loans outstanding was .31% for the year ended December 31, 2007.

Income Statement

	Three Months Ended			Year Ended
	12/31/07	12/31/06	% Change	12/31/07	12/31/06	% Change
	(dollars in thousands, except per share data)
Total Revenues:	$567,759	$492,309	15%	$1,930,371	$1,865,661	3%
Total Expenses:	456,124	363,174	26	1,611,239	1,355,761	19
Net Income:	33,360	62,827	(47)	140,288	299,313	(53)
Net Income
per Share:	$.17	$.32	(47)	$.71	$1.55	(54)

Balance Sheet

	12/31/07	12/31/06	$ Increase	% Increase
	(dollars in millions)
Total Assets:	$49,256	$45,272	$3,984	9%
Total Loans (Net):	17,638	15,455	2,183	14
Core Deposits:	44,597	40,077	4,520	11
Total Deposits:	46,039	41,288	4,751	12

Regional Deposit Growth

 Core deposit growth by region is as follows:

	# of Stores	12/31/07	12/31/06	$ Increase	% Increase	Average Store Size	Annualized Growth/ Store
	(dollars in millions)
Northern New Jersey	149	$12,747	$12,301	$446	4%	$86	$3
New York City	62	7,672	6,308	1,364	22	124	23
Long Island/Westchester/CT	58	5,197	3,967	1,230	31	90	24
Metro New York	269	$25,616	$22,576	$3,040	13%	$95	$12
Metro Philadelphia	158	18,051	16,898	1,153	7	114	3
Metro Washington	22	431	308	123	40	20	7
Southeast Florida	21	499	295	204	69	24	16
Total Core Deposits	470	$44,597	$40,077	$4,520	11%	$95	$9

Metro New York remains the Company’s largest market with core deposits of $25.6 billion, an increase of 13% over the fourth quarter of 2006.

Comparable Store Core Deposit Growth

        Comparable store deposit growth is measured as the year-over-year percentage increase in core deposits for stores open one year or more at the balance sheet date.

	Core Deposit Growth
	# of Stores	Comp Store Increase

Metro Philadelphia	155	6%
Northern New Jersey	141	5
New York City	56	22
Long Island/Westchester/CT	50	27
Metro Washington	17	30
Southeast Florida	9	49
Total	428	11%

Core Deposits

    Core deposit growth by type of account is as follows:

	12/31/07	12/31/06	$ Change	% Change	4th Quarter Cost of Funds
	(dollars in millions)
Demand	$9,658	$8,937	$721	8%	0.00%
Interest Bearing Demand	20,878	16,853	4,025	24	3.22
Savings	9,974	10,445	(471)	(5)	2.56
Subtotal	40,510	36,235	4,275	12%	2.32%

Time	4,087	3,842	245	6	4.50
Total Core Deposits:	$44,597	$40,077	$4,520	11%	2.53%

Core deposit growth by type of customer is as follows:

	12/31/07	% Total	12/31/06	% Total	$ Increase	% Increase
	(dollars in millions)
Consumer	$19,061	43%	$16,624	42%	$2,437	15%
Commercial	17,606	39	15,768	39	1,838	12
Government	7,930	18	7,685	19	245	3

Total	$44,597	100%	$40,077	100%	$4,520	11%

Net Income and Net Income Per Share

Net income totaled $33.4 million for the fourth quarter of 2007, compared to net income of $62.8 million for the fourth quarter of 2006.  On a diluted per share basis, net income for the fourth quarter of 2007 was $.17 compared to net income of $.32 for the fourth quarter of 2006.

For the year ended December 31, 2007, net income totaled $140.3 million, compared to $299.3 million for the year ended December 31, 2006.  On a diluted per share basis, net income for the year ended December 31, 2007 was $.71 compared to $1.55 for the year ended December 31, 2006.

The Company’s results for the fourth quarter of 2007 were impacted by the increased provision for credit losses, the sale of the Company’s insurance brokerage business, including certain one-time charges, and net losses related to the Company’s equity method investments.

The Company’s results for 2007 were impacted by the above mentioned items in addition to the $175.3 million pre-tax loss related to the third quarter investment portfolio restructure.

	Three Months Ended			Year Ended
	12/31/07	12/31/06	% Change	12/31/07	12/31/06	% Change
	(dollars in thousands, except per share data)
Net Income:	$33,360	$62,827	(47)%	$140,288	$299,313	(53)%
Net Income Per Share:	$.17	$.32	(47)	$.71	$1.55	(54)%

Net Interest Income and Net Interest Margin

Net interest income for the fourth quarter totaled $370.7 million, a 14% increase over the $325.7 million recorded a year ago.  For the year ended December 31, 2007, the Company recorded net interest income of $1.4 billion, a 9% increase over the $1.3 billion earned in the year ended December 31, 2006.  The increase in net interest income during the quarter and year ended December 31, 2007 was due primarily to volume increases in interest earning assets resulting from the Company’s deposit growth.

The net interest margin for the fourth quarter of 2007 increased to 3.32%, compared to 3.13% for the third quarter of 2007, and was up 7 basis points from the 3.25% margin for the fourth quarter of 2006.

On a tax equivalent basis, the Company recorded $377.8 million in net interest income in the fourth quarter of 2007, an increase of $45.2 million or 14% over the fourth quarter of 2006.  Net interest income on a tax equivalent basis of $1.4 billion was earned in the year ended 2007, an increase of $122.8 million or 9% over the year ended December 31, 2006.

Net Interest Income and Rate/Volume Analysis

As shown below, the increase in net interest income on a tax equivalent basis was due primarily to volume increases in the Company’s earning assets, which were fueled by the Company’s deposit growth.

	Net Interest Income
December 2007 vs. 2006	Volume Increase	Rate Change	Total Increase	% Increase
	(dollars in thousands)

Quarter	$36,015	$9,167	$45,182	14%
Year	$169,009	$(46,167)	$122,842	9%

Non-Interest Income

Excluding net investment securities gains/losses, non-interest income for the fourth quarter of 2007 increased to $199.0 million from $163.9 million a year ago, a 21% increase.  Excluding net investment securities gains/losses, non-interest income for the year ended December 31, 2007 increased to $711.1 million from $588.5 million a year ago, a 21% increase.  The increases in non-interest income are primarily attributable to the increase in deposit charges and service fees of 23% and 25% for the fourth quarter and year ended December 31, 2007, respectively.

Non-interest income for the fourth quarter and the year ended December 31, 2007 is more fully depicted below:

	Three Months Ended			Year Ended
	12/31/07	12/31/06	% Change	12/31/07	12/31/06	% Change
	(dollars in thousands)
Deposit Charges & Service Fees	$126,964	$102,840	23%	$468,854	$374,210	25%
Other Operating Income:
Commerce Insurance	18,051	19,819	(9)	85,645	83,525	3
Commerce Capital Markets	8,100	9,205	(12)	30,344	29,553	3
Operating Lease Revenue	5,824	4,263	37	20,869	15,587	34
Loan Brokerage Fees	2,148	3,356	(36)	9,858	9,861	-
Other	37,870	24,458	55	95,560	75,720	26
Total Other Operating Income	71,993	61,101	18	242,276	214,246	13
Subtotal	198,957	163,941	21	711,130	588,456	21
Net Investment Securities Gains/(Losses)	(1,912)	2,697	(171)	(174,376)	2,697	(6,566)
Total Non-Interest Income	$197,045	$166,638	18%	$536,754	$591,153	(9)%

On December 31, 2007 the Company announced it completed the sale of its insurance brokerage business.  Included in Other Operating Income for both the three months and year ended December 31, 2007 is a gain of approximately $22.0 million related to the sale.  Also included in Other Operating Income are losses of $6.7 million and $18.3 million for the three months and year ended December 31, 2007, respectively, related to the Company’s equity method investments.

Non-Interest Expenses

Non-interest expenses for the fourth quarter of 2007 were $456.1 million, up 26% from $363.2 million a year ago.  Non-interest expenses for the year ended December 31, 2007 were $1.6 billion, up 19% from $1.4 billion a year ago.  The increases in non-interest expenses for the fourth quarter and year ended December 31, 2007 were widespread throughout non-interest expense categories, reflecting the Company’s store expansion program, as well as increased legal expenses and other expenditures related to the anticipated transaction with the Toronto-Dominion Bank.

Included in non-interest expenses are increased FDIC assessments of $6.7 million and $20.9 million for the fourth quarter and year ended December 31, 2007, respectively, compared to the same periods a year ago, as well as one time costs of approximately $8.3 million related to the sale of the Company’s insurance brokerage business.  Excluding these amounts, the Company’s non-interest expenses would have increased by 21% and 17% for the fourth quarter and year ended December 31, 2007, respectively, as compared to the prior year.

Investments

At December 31, 2007, total investments increased to $26.4 billion.  Detailed below is information regarding the composition and characteristics of the Company’s investment portfolio, excluding trading securities, at December 31, 2007.
Product Description	Available For Sale	Held to Maturity	Total
	(in millions)
Mortgage-backed Securities:
Federal Agencies Pass Through
Certificates (AAA Rated)	$442	$1,821	$2,263
Collateralized Mortgage
Obligations (AAA Rated)	5,700	10,194	15,894
Asset-Backed Securities	6,589	-	6,589
Obligations of State and
Political Subdivisions/Other	249	1,204	1,453
Total	$12,980	$13,219	$26,199

Duration (in years)	1.91	3.71	2.80
Average Life (in years)	4.62	4.98	4.80
Quarterly Average Yield	5.38%	5.39%	5.39%

At December 31, 2007, the pre-tax unrealized loss of the Company’s available for sale portfolio was approximately $460.0 million.

Capital Resources

Stockholders’ equity was $2.8 billion at December 31, 2007, the same as December 31, 2006.

Return on average stockholders equity (ROE) for the fourth quarters and years ended December 31, 2007 and 2006 is shown in the table below.  ROE for the quarter and year ended December 31, 2007 was impacted by the provision for credit losses, net losses related to the Company’s equity method investments as well as the third quarter investment portfolio restructure, as discussed previously.

Three Months Ended		Year Ended
12/31/07	12/31/06	12/31/07	12/31/06
4.52%	9.05%	4.80%	11.65%

At December 31, 2007, the Company’s book value per share was $13.79, a 3% decrease over the book value per share of $14.20 at December 31, 2006.

The Company’s capital ratios at December 31, 2007 were as follows:

		Regulatory Guidelines
	Commerce	“Well Capitalized”

Leverage Ratio	6.01%	5.00%
Tier I	11.26%	6.00%
Total Capital	12.10%	10.00%

New Stores

During the fourth quarter of 2007, the Company added 13 new stores, increasing the total stores to 470.  During the last three years, the Company has added 151 of its 470 stores.

Stores opened during the fourth quarter were as follows:

Metropolitan Philadelphia

Location	County
City Avenue	Philadelphia (PA)
Huntingdon Valley	Montgomery (PA)

Metropolitan New York

Location	County
New Canaan	Fairfield (CT)
Jamesburg	Middlesex (NJ)
East Village	New York (NY)
Medford	Suffolk (NY)
New City	Rockland (NY)

Metropolitan Washington, D.C.

Location	County
Glen Burnie	Anne Arundel (MD)

Southeastern Florida

Location	County
Davie	Broward (FL)
Weston South	Broward (FL)
North Miami	Miami-Dade (FL)
Doral	Miami-Dade (FL)
West Palm/Military Trail	Palm Beach (FL)

Merger Agreement with The Toronto-Dominion Bank (“TD”)

On October 2, 2007, the Company and TD entered into an Agreement and Plan of Merger (the Merger Agreement), pursuant to which TD will acquire the Company and the Company will become a wholly-owned subsidiary of TD.  The board of directors of the Company approved the Merger Agreement and has adopted a resolution recommending the approval of the Merger Agreement by the Company’s shareholders.  The Company has agreed to put the merger agreement before the shareholders for their approval on February 6, 2008.  Company shareholders are urged to read the proxy statement/prospectus, filed with the Securities and Exchange Commission, which contains additional information about the merger.  Subject to customary closing conditions, the merger is expected to close in February or March 2008.

Forward-Looking Statements

The Company may from time to time make written or oral “forward-looking statements”, including statements contained in the Company’s filings with the SEC, in its reports to shareholders and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond the Company’s control). The words “may”, “could”, “should”, “would”, believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan” and similar expressions are intended to identify forward-looking statements. The following factors, among others, could cause the Company’s financial performance or other forward looking statements to differ materially from that expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary and fiscal policies, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation; interest rates, market and monetary fluctuations; the timely development of competitive new products and services by the Company and the acceptance of such products and services by customers; the willingness of customers to substitute competitors’ products and services for the Company’s products and services and vice versa; the impact of changes in financial services’ laws and regulations (including laws concerning taxes, banking, securities and insurance); technological changes; future acquisitions; the expense savings and revenue enhancements from acquisitions being less than expected; the growth and profitability of the Company’s non-interest or fee income being less than expected; the ability to maintain the growth and further development of the Company’s community-based retail branching network; unanticipated regulatory or judicial proceedings (including those regulatory and other approvals necessary to open new stores); changes in consumer spending and saving habits; and the success of the Company at managing the risks involved in the foregoing.

 In addition, with respect to the TD merger, actual results may differ materially from the results anticipated in these forward-looking statements.  The following factors, among others, could cause or contribute to such material differences; the ability to obtain the approval of the merger by the Company’s shareholders; the ability to realize the expected synergies resulting from the merger in the amounts or in the timeframe anticipated; the ability to integrate the Company’s businesses into those of TD Bank Financial Group in a timely and cost-efficient manner; and the ability to obtain governmental approvals of the merger or to satisfy other conditions to the merger on the proposed terms and timeframe.  Additional factors that could cause TD Bank Financial Group’s and the Company’s results to differ materially from those described in the forward-looking statements can be found in the 2007 Annual Report on Form 40-F for The Toronto-Dominion Bank and the 2006 Annual Report on Form 10-K of the Company filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

The Company cautions that the foregoing list of important factors is not exclusive.  The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

The Company cautions that any such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to differ materially from the future results, performance or achievements the Company has anticipated in such forward-looking statements.  You should note that many factors could affect the Company’s future financial results and could cause those results to differ materially from those expressed or implied in the Company’s forward-looking statements contained in this document.

Additional Information

The proposed merger transaction involving The Toronto-Dominion Bank and the Company will be submitted to the Company’s shareholders for their consideration.  Shareholders are encouraged to read the definitive proxy statement/prospectus regarding the proposed transaction, as well as other documents filed with the SEC, because they will contain important information.  Shareholders are able to obtain a free copy of the definitive proxy statement/prospectus, as well as other filings containing information about The Toronto-Dominion Bank and the Company, without charge, at the SEC’s Internet site (http://www.sec.gov).  Copies of the definitive proxy statement/prospectus and the filings with the SEC that are incorporated by reference in the definitive proxy statement/prospectus can also be obtained, when available, without charge, by directing a request to TD Bank Financial Group, 66 Wellington Street West, Toronto, ON M5K 1A2, Attention:  Investor Relations, (416) 308-9030, or to Commerce Bancorp, Inc., Shareholder Relations, 1701 Route 70 East, Cherry Hill, NJ 08034-5400, (856) 751-9000.

The Toronto-Dominion Bank, the Company, their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction.  Information regarding The Toronto-Dominion Bank’s directors and executive officers is available in its Annual Report on Form 40-F for the year ended October 31, 2007, which was filed with the SEC on November 29, 2007, and its notice of annual meeting and proxy circular for its most recent annual meeting, which was filed with the SEC on February 23, 2007.  Information regarding the Company’s directors and executive officers is available in the Company’s proxy statement for its most recent annual meeting, which was filed with the SEC on April 13, 2007.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, are contained in the definitive proxy statement/prospectus and other relevant materials filed with the SEC.